Exhibit F

                                 SALES PLAN

     Sales Plan dated April 17, 2002 (this "Sales Plan") between
Whippoorwill Associates, Inc. (as agent for its clients) ("Seller") and Sea Port Group Securities LLC ("SeaPort"), acting as agent for Seller.

A.   RECITALS

     1. This Sales Plan is entered into between Seller and SeaPort for the purpose of establishing a trading plan that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     2. Seller is establishing this Sales Plan in order to permit the orderly disposition of a portion of Seller's holdings of the common stock, par value $0.01 per share (the "Stock"), of Marvel Enterprises, Inc. (the "Issuer").

B.   SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     1. As of the date hereof, Seller is not aware of any material nonpublic information concerning the Issuer or its securities. Seller is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

     2. While this Sales Plan is in effect, Seller agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Sales Plan and agrees not to alter or deviate from the terms of this Sales Plan.

     3. Seller agrees that Seller shall not, directly or indirectly, communicate any information relating to the Stock or the Issuer to any employee of SeaPort or its affiliates who is involved, directly or indirectly, in executing this Sales Plan at any time while this Sales Plan is in effect.

     4. Seller agrees to provide SeaPort with a certificate dated as of the date hereof and signed by the Issuer substantially in the form of Exhibit A hereto prior to commencement of the Plan Sales Period (as defined below).

     5. Seller agrees to complete, execute and deliver to SeaPort a seller representation letter dated as of the date hereof substantially in the form of Exhibit B hereto prior to the commencement of the Plan Sales Period.

     6. Seller has consulted with Seller's own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon SeaPort or any person affiliated with SeaPort in connection with, Seller's adoption and implementation of this Sales Plan. Seller acknowledges that SeaPort is not acting as a fiduciary or an advisor for Seller.

     7 Seller agrees that until this Sales Plan has been terminated Seller shall not, without prior written notice to SeaPort (i) enter into a binding contract with respect to the purchase or sale of Stock on behalf of its clients with another broker, dealer or financial institution (each, a "Financial Institution"), (ii) instruct another Financial Institution to purchase or sell Stock on behalf of its clients or (iii) adopt a plan for trading with respect to Stock on behalf of its clients other than this Sales Plan.

     8 (a) Seller agrees to make all filings, if any, required under Rule 144 or Rule 145, Sections 13(d), 13(g) and 16 of the Exchange Act in a timely manner, to the extent any such filings are applicable to Seller.

     (b) Seller agrees that Seller shall at all times during the Plan Sales Period (as defined below), in connection with the performance of this Sales Plan, comply with all applicable laws, including, without limitation,
Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

     9 (a) Seller represents and warrants that the Stock to be sold pursuant to this Sales Plan is currently eligible for sale under Rule 144 or 145.

     (b) Seller agrees not to take, and agrees to cause any person or entity with which Seller would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 not to take, any action that would cause the sales hereunder not to meet all applicable requirements of Rule 144.

     (c) Seller agrees to complete, execute and deliver to SeaPort Forms 144 for the sales to be effected under this Sales Plan at such times and in such numbers as SeaPort shall request.

     (d) Seller acknowledges and agrees that Seller does not have, and shall not attempt to exercise, any influence over how, when or whether to effect sales of Stock pursuant to this Sales Plan.

C.   SEAPORT'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     1. SeaPort agrees to conduct all sales pursuant to this Sales Plan in accordance with the manner of sale requirement of Rule 144 of the Securities Act and in no event shall SeaPort effect any sale if such sale would exceed the then-applicable amount limitation under Rule 144, assuming SeaPort's sales pursuant to this Sales Plan and the sales listed on Schedule A hereto are the only sales subject to that limitation.

D.   IMPLEMENTATION OF THE PLAN

     1. Seller hereby appoints SeaPort to sell shares of Stock pursuant to the terms and conditions set forth herein. Subject to such terms and conditions, SeaPort hereby accepts such appointment.

     2. SeaPort is authorized to begin selling Stock pursuant to this Sales Plan on April 17, 2002 and shall cease selling Stock on the earliest to occur of (i) the date on which SeaPort receives notice of the dissolution of Seller, (ii) the date on which the Issuer or any other person publicly announces a tender or exchange offer with respect to the Stock or a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of the Issuer as a result of which the Stock is to be exchanged or converted into shares of another company, (iii) the date on which SeaPort receives notice of the commencement or impending commencement of any proceedings in respect of or triggered by Seller's bankruptcy or insolvency, (iv) the date of the next trading "window" as defined in the Issuer's trading policy applicable to its officers and directors, or (v) the date that the aggregate number of shares of Stock sold pursuant to this Sales Plan reaches the Total Share Amount (as defined below) (the "Plan Sales Period").

     3. (a) SeaPort shall sell shares of Stock during the Plan Sales Period for the account of Seller under ordinary principles of best execution subject to the following restrictions:

        (i) SeaPort shall not sell any shares of Stock pursuant to this Sales Plan at a price of less than $7.75 per share (before deducting any commission, commission equivalent, mark-up or differential and other expenses of sale);

        (ii) SeaPort shall sell no more than 650,155 shares of Stock pursuant to this Sales Plan during the Plan Sales Period (The "Total Share Amount"); and

        (iii) SeaPort shall sell no more than 50,000 shares of Stock pursuant to this Sales Plan during any single Trading Day.

A "Trading Day" is any day during the Plan Sales Period that the New York Stock Exchange (the "Principal Market') is open for business and the Stock trades regular way on the Principal Market.

     (b) If, consistent with ordinary principles of best execution or for any other reason, SeaPort has not sold the Total Share Amount by the end of the Plan Sales Period then (i) SeaPort's obligation to sell pursuant to this Sales Plan shall be deemed to have been satisfied and (ii) if any such shortfall exists after the close of trading on the last Trading Day of the Plan Sales Period, SeaPort's authority to sell such shares for the account of Seller under this Sales Plan shall terminate.

     (c) The share price referred to in paragraph D.3(a) above shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to the Issuer that occurs during the Plan Sales Period.

     4. SeaPort shall not sell Stock hereunder at any time when:

        (i) SeaPort, in its reasonable judgment, has determined that a market disruption, banking moratorium, outbreak or escalation of hostilities or other crisis or calamity that could, in SeaPort's judgment, impact sales of the Stock has occurred; or

        (ii) SeaPort, in its reasonable discretion, has determined that it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to Seller or Seller's affiliates or clients (other than any such restriction relating to Seller's possession or alleged possession of material nonpublic information about the Issuer or the Stock).

     5. SeaPort may sell Stock on any national securities e0 xchange, in the over-the-counter market, on an automated trading system or otherwise.

E.   TERMINATION

     1. This Sales Plan may not be terminated prior to the end of the Plan Sales Period, except that it may be terminated at any time by written notice from Seller received by SeaPort's compliance office at the address or fax number set forth in paragraph E.4 below if legal or regulatory restrictions applicable to Seller or Seller's affiliates or clients (other than any such restrictions relating to Seller's possession or alleged possession of material nonpublic information about the Issuer or the Stock) would prevent SeaPort from selling Stock for Seller's account during the Plan Sales Period.

F.   GENERAL

     1. Proceeds from each sale of Stock effected under the Sales Plan will be delivered to Seller's account number ____________ on a normal three-day settlement basis less any commission, commission equivalent, mark-up or differential and other expenses of sale to be paid to SeaPort, provided that any commission, commission equivalent, mark-up or differential hereunder shall be $0.05 per share of Stock sold.

     2. Seller and SeaPort acknowledge and agree that this Sales Plan is a "securities contract," as such term is defined in Section 741(7) of Title 11 of the United States Code (the "Bankruptcy Code"), entitled to all of the protections given such contracts under the Bankruptcy Code.

     3. This Sales Plan constitutes the entire agreement between the parties with respect to this Sales Plan and supercedes any prior agreements or understandings with regard to the Sales Plan.

     4. All notices to SeaPort under this Sales Plan shall be given to SeaPort's compliance office in the manner specified by this Sales Plan by telephone at 212-356-0570, by facsimile at 212-356-0579 or by certified mail to the address below:

                           Sea Port Group Securities LLC
                           Attn: Marc Baum
                           317 Madison Avenue, Suite 811
                           New York, NY 10017

     5. Seller's rights and obligations under this Sales Plan may not be assigned or delegated without the written permission of SeaPort. SeaPort's rights and obligations under this Sales Plan may not be assigned or delegated (other than an assignment or delegation to an entity controlling, controlled by or under common control with SeaPort) without the written permission of Seller.

     6. This Sales Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     7. If any provision of this Sales Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Sales Plan will continue and remain in full force and effect.

     8. This Sales Plan shall be governed by and construed in accordance with the internal laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.

     IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first written above.


                                      Whippoorwill Associates, Inc

                                       /s/ Shelley Greenhaus
                                      -------------------------------------
                                      Name: Shelley Greenhaus
                                      Title: Managing Director & President

                                      Sea Port Group Securities LLC


                                       /s/ Marc Baum
                                      -------------------------------------
                                      Name: Marc Baum
                                      Title: Chief Operating Officer

                                 EXHIBIT A

                           ISSUER REPRESENTATION

     1. Marvel Enterprises, Inc. (the "Issuer") represents that it has reviewed and approved the Sales Plan dated April 17, 2002 (the "Sales Plan") between Whippoorwill Associates, Inc ("Seller") and Sea Port Group Securities LLC ("SeaPort") relating to the common stock, par value $0.01 per share of the Issuer (the "Stock").

     2. The sales to be made by SeaPort for the account of Seller pursuant to the Sales Plan have been approved by the Issuer in accordance Issuer's insider trading policies.




Dated:  April 17, 2002



                                            Marvel Enterprises, Inc.

                                            By:/s/ Allen Lipson
                                            ----------------------------------
                                            Name: Allen Lipson
                                            Title: Executive Vice President

                                 EXHIBIT B

                        SELLER REPRESENTATION LETTER




     1. As of the date hereof, Seller is not aware of any material nonpublic information concerning the Issuer or its securities. Seller is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

     2. Seller understands and agrees that if it is an affiliate or a control person for purposes of Rule 144 under the Securities Act of 1933, as amended, all sales will be in accordance with Rule 144. Seller agrees not to take any action that would cause Seller to aggregate sales of stock pursuant to Rule 144, and will not take any action that would cause the sales under the Sales Plan not to comply with Rule 144.

     3. Seller will notify Sea Port Group Securities LLC of any other sale transactions that are not contemplated by this Sales Plan. Seller has no offsetting hedging transactions and will not enter into any hedging transactions while the Sales Plan is in effect.

     4. Seller will have no subsequent influence over how, when, or whether to effect sales pursuant to this Sales Plan.



     Dated: April 17, 2002

                                           Whippoorwill Associates, Inc

                                            /s/ Shelley Greenhaus
                                           -------------------------------
                                           Name: Shelley Greenhaus
                                           Title: Managing Director & President

                                 SCHEDULE A


                  Date of Sale                    Amount of Shares Sold
                  ------------                    ---------------------
                  March 25, 2002                          67,800
                  March 26, 2002                          10,000
                  March 27, 2002                          160,000
                  March 28, 2002                          56,974
                  April 1, 2002                           58,600
                  April 2, 2002                           32,000
                  April 3, 2002                           101,100
                  April 4, 2002                           93,074
                  April 8, 2002                           132,200
                  April 9, 2002                           53,000
                  April 10, 2002                          75,000
                  April 11, 2002                          30,800
                  April 12, 2002                          44,300